Exhibit 16.3

July 20, 2010

Securities & Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re:           Aspen Exploration Corporation

Dear Commission:

We have read the statements included under the heading “Changes in and Disagreements with Accountants” within Item 2.01 (and also referenced under Item 4.01) of the Form 8-K filed (or to be filed) by Aspen Exploration Corporation, with respect to this firm’s dismissal as the registered independent accounting firm of Dillco Fluid Service, Inc. that occurred in 2008.  We agree with the statements made in within that Form 8-K in both Item 2.01 and Item 4.01 insofar as they relate our firm.

Very Truly Yours,

/s/ Stockman Kast Ryan & Co.

Stockman Kast Ryan & Co.